As filed with the Securities and Exchange Commission on June 18, 2002
                                                      Registration No. 000-27646
================================================================================

                                   FORM 8-A/A

                                 AMENDMENT NO.1

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                            MATRIXX INITIATIVES, INC.
               (Exact name of registrant as specified in charter)


       Delaware                                                  87-0482806
(State of incorporation                                      (I.R.S. Employer
   or organization)                                       Identification Number)


                        2375 E. CAMELBACK ROAD, SUITE 500
                             Phoenix, Arizona 85016
               (Address of Principal Executive Offices) (Zip Code)


If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

Securities to be registered pursuant to Section 12(b) of the Act: NONE

Securities to be registered pursuant to Section 12(g) of the Act:

                               Title of Each Class
                               to be so Registered
                               -------------------
                         Common Stock, $.001 par value
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     On June 18, 2002, the Registrant, formerly named Gum Tech International,
Inc., merged with and into its wholly-owned Delaware subsidiary, Matrixx Initiatives, Inc. As a result of the merger, the Registrant changed its state of incorporation from Utah to Delaware and changed its name to Matrixx Initiatives, Inc. Also as a result of the merger, the terms of the Registrant's capital stock were altered. Effective as of June 18, 2002, the Registrant hereby amends the items, exhibits and portions of its registration statement on Form 8-A dated as of January 22, 1996 (file no. 000-27646) as set forth below and in the pages attached hereto:

ITEM 1. DESCRIPTION OF SECURITIES TO BE REGISTERED.

DESCRIPTION OF SECURITIES:

     Under the Registrant's Certificate of Incorporation, the Registrant is authorized to issue 30,000,000 shares of common stock, par value $.001 per share.

     Each holder of the Registrant's common stock is entitled to one vote for each share held of record on all matters to be voted upon by the Registrant's stockholders. There are no cumulative voting rights with respect to the election of directors, with the result that the holders of more than 50% of the shares of common stock voting for the election of directors can elect all of the directors then standing for election. Subject to any preferential rights of the holders of preferred stock that may be issued and outstanding, holders of the Registrant's common stock are entitled to receive ratable dividends, if any, as may be declared from time to time by the Registrant's board of directors out of funds legally available for that purpose. In the event of the Registrant's liquidation, dissolution or winding-up, holders of common stock would be entitled to share in the assets remaining after the payment of liabilities and liquidation preferences on any outstanding preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Registrant's common stock. All outstanding shares of the Registrant's common stock are fully paid and non-assessable.

RESTRICTIVE PROVISIONS OF THE REGISTRANT'S CERTIFICATE OF INCORPORATION AND
BYLAWS

     The Registrant's Certificate of Incorporation provides for a classified board of directors whereby the board is divided into three classes of directors of as nearly equal numbers as is possible. Except for the first two classes of directors which will initially serve one and two year terms of office respectively, each class of directors serves a staggered three-year term of office such that the term of office of one class expires at each annual meeting of the Registrant. In addition, the Certificate of Incorporation provides that a director may be removed from office before the expiration of his or her term only for cause, and in such event only at an annual or a special meeting of shareholders called for such purpose, and only upon the affirmative vote of 65% of the voting power of all shares entitled to vote at such meeting. The Certificate of Incorporation also provides that the Registrant will hold a special meeting of stockholders only if requested by the Registrant's Chairman, President or Chief Executive Officer, or if requested by a majority of the Registrant's board of directors. These provisions limit the ability of a person to effectuate a change of a majority of the board of directors at any single annual or special meeting of shareholders, and may discourage or deter a person from conducting a solicitation of proxies to elect its own slate of directors or

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
from otherwise attempting to obtain control of the Registrant, even if the conduct of such solicitation or such attempt might be beneficial to the Registrant and its stockholders.

     The Registrant's Bylaws require that, subject to certain exceptions, any stockholder desiring to propose business or nominate a person for election to the board of directors at a shareholders meeting must give notice of any proposal or nomination within a specified time frame. These provisions may have the effect of precluding a nomination for the election of directors or the conduct of business at a particular annual meeting if the proper procedures are not followed or may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or from otherwise attempting to obtain control of the Registrant, even if the conduct of such solicitation or such attempt might be beneficial to the Registrant and its stockholders.

ITEM 2. EXHIBITS.

Exhibit No.       Description
-----------       -----------

   3.1            Certificate of Incorporation of the Registrant

   3.2            Bylaws of the Registrant

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
                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on June 18, 2002.


                                        MATRIXX INITIATIVES, INC.


                                        By: /s/ William J. Hemelt
                                            -------------------------------
                                            William J. Hemelt
                                            Executive Vice President, Chief
                                            Financial Officer, Treasurer and
                                            Secretary

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